Exhibit 99.1

   Allis-Chalmers
   Box 612
   Milwaukee, Wisconsin 53201-0612                               NEWS RELEASE

                                                  Allis-Chalmers Consolidated
                                                  Pension Plan Notice of
                                                  Intent to Terminate

   William L. Vaitl                               RELEASE:  Immediate
   414/475-3670                                   February 14, 1997


             Milwaukee, WI -- Allis-Chalmers Corporation today announced that it has filed with the Pension Benefit Guaranty Corporation ("PBGC") to initiate the termination of the Allis-Chalmers Consolidated Pension Plan. In accordance with PBGC requirements, notices have been mailed to the almost 9,000 Plan participants. The Plan is significantly underfunded (previously reported as $11.9 million as of December 31, 1995 based on the assumptions used by the Plan's actuaries), and it is anticipated that the PBGC will assume the responsibilities of the Plan. The company has failed to make required quarterly contributions starting in April 1996, resulting previously in the filing of a lien by the PBGC against the company. The consequence of these circumstances is a liability to the PBGC well in excess of the current net worth of the company. The company has been engaged in ongoing discussions with the PBGC concerning this liability. Although it is not possible to predict the outcome of such discussions, the company's options include seeking protection from its creditors by commencing voluntary bankruptcy proceedings under the federal bankruptcy laws.

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